Recent Interpretation by the Accounting Standards Board
               Delays Filing of American Skiing Company Form 10-K


PARK CITY, UTAH - October 15, 2002 -- American Skiing Company (OTC: AESK) announced today that as a result of the Auditing Standards Board's recent Interpretation of AU 508, "Reports on Audited Financial Statements," it has been notified by its independent public accountants, KPMG, LLP, that a re-audit of the Company's financial statements for fiscal 2001 and 2000 is required. This recent Interpretation requires that when a company's previous independent auditor has ceased operations and is unable to issue a report on previous years results that reflect discontinued operations, a re-audit of those previous years must be performed.

"This interpretation of auditing standards is a national issue which we expect will affect many companies," said Mark Miller, Chief Financial Officer of American Skiing Company. "While we are disappointed with the timing of this decision, and the additional work and resulting delay, we are moving ahead with KPMG, LLP to have the re-audit done as quickly as possible."

The Company reported that the re-audit is necessary due to the sale of the Heavenly ski resort in fiscal 2002. In accordance with Statement of Financial Accounting Standards No. 144, the Company is required to reflect Heavenly's current year results from operations as discontinued operations, and all comparative prior periods must have a comparable presentation. The Company's previous independent auditor, Arthur Andersen LLP, has ceased operations and is unable to issue a report on the financial statements reflecting the discontinued operations for the Company's fiscal years 2001 and 2000.

Unfortunately due to this recent interpretation by the Auditing Standards Board and the significant time required to have this re-audit completed, the Company will be unable to file its Annual Report on Form 10-K with the Securities and Exchange Commission by the October 27, 2002 deadline.

This re-audit of prior years is not the result of any known issues with previously reported results or the financial condition of the Company, but is the result of a recent interpretation of auditing requirements under these particular circumstances. The Company is in the process of engaging its independent public accountants, KPMG, LLP, to complete the required re-audit. Work has begun on the re-audit and the Company expects that the Form 10-K will be filed with the Securities and Exchange Commission promptly upon completion of the re-audits.


About American Skiing Company

Headquartered in Park City, Utah, American Skiing Company is one of the largest operators of alpine ski, snowboard and golf resorts in the United States. Its resorts include Killington and Mount Snow in Vermont; Sunday River and Sugarloaf/USA in Maine; Attitash Bear Peak in New Hampshire; Steamboat in Colorado; and The Canyons in Utah. More information is available on the Company's Web site, www.peaks.com.

This document contains both historical and forward-looking statements. All statements other than statements of historical facts are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are not based on historical facts, but rather reflect American Skiing Company's current expectations concerning future results and events. Similarly, statements that describe the Company's objectives, plans or goals are or may be forward looking statements. Such forward-looking statements involve a number of risks and uncertainties. The forward looking statements included in this document are made only as of the date of this document and under section 27A of the Securities Act and section 21E of the Exchange Act, American Skiing Company does not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.